CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 23, 2009, with respect to the financial statements and financial highlights of the Madison Mosaic Tax-Free Trust, including the Virginia Tax-Free Fund and Tax-Free National Fund, appearing in the September 30, 2009 Annual Report to Shareholders which are incorporated by reference in this Post-Effective Amendment No. 35 to the Registration on Form N-1A (the Registration Statement). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and under the captions “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm,” and “Financial Statements and Other Information” in the Statement of Additional Information.

GRANT THORNTON LLP
(signature)
Chicago, Illinois
January 19, 2010